EXHIBIT 10.3

BUSINESS DEVELOPMENT AND CONSULTING AGREEMENT

This Contract of Engagement dated and effective this 15th day of May 2012 by and between Daniel Najor, (hereinafter referred to as The Consultant), and 800 COMMERCE Inc. (hereinafter referred to as The Client).

Recitals

I. The Client desires to obtain business development and consulting services from The Consultant as more particularly described herein (“Scope of Services and Manner of Performance”).

II. The Consultant is in the business of providing such consulting services and has agreed to provide the services on the terms and conditions set forth in this agreement.

Now, therefore, in consideration of the faithful performance of the obligations set forth herein and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, The Consultant and The Client hereby agree as follows.

Terms

1. Scope of Services. The Consultant will perform business development and media consulting services on a non-exclusive basis for and on behalf of The Client in relation to business development, product marketing, identifying candidates for the Client’s advisory board, helping identify merger and acquisition candidates and will consult with and advise The Client on matters pertaining to business modeling and strategic alliances and will perform services including:

A.	Business modeling and strategies
B.	Strategic alliances
C.	Introduction to medical related companies
D.	Identifying potential Advisory Board Members
E.	Increase revenue streams through product placement and patient databases
F.	Introduction to Investment Banking contacts

2. Manner of performance. It is intended that The Consultant will act as a business development and financial advisor on behalf of the Client. Consultant will seek to introduce organizations and or individuals that will create business development opportunities, seeking to expand Client’s reach to new, international markets and increase revenue streams through product placement and expanded patient database.

The Consultant will focus on contracting persons, generally through conventional communications in order to familiarize them with information concerning the Client. Additionally, the Consultant shall be available for advice and counsel to the officers and directors of the Client at such reasonable and convenient times and places as may be mutually agreed upon. Except as aforesaid, the time, place and manner of performance of the services hereunder, including the amount of time allocated by the Client, shall be determined at the sole discretion of the Consultant.

3. Status of The Consultant. The Consultant shall act as an independent contractor and not as an agent or employee of The Client and The Consultant shall make no representation as an agent or employee of The Client. The Consultant shall be responsible for all taxes as an independent contractor. The Consultant shall have no authority to bind The Client or incur other obligations on behalf of The Client. Likewise, The Client shall have no authority to bind The Consultant or incur obligations on behalf of The Consultant.

4. Disclosure of Material Events. The Client agrees to promptly disclose to The Consultant in a timely manner those events/discoveries which are known and/or anticipated that may reasonably be expected to have an impact on the stock, business operations, future business, or public perception of The Client, as this has a material impact on the ability and effectiveness of The Consultant and service rendered.

5. Confidentiality Agreement. In the event The Client discloses information to The Consultant that The Client considers to be secret, proprietary or non-public (collectively “Confidential Information”) and so notifies The Consultant , The Consultant agrees to hold such Confidential Information in confidence. Confidential Information shall be used by The Consultant only in connection with the services rendered by it under this Agreement and shall not be disseminated without The Client’s written approval, which shall be within The Client’s sole discretion. Confidential Information shall not be deemed to include information which a) is in or becomes in the public domain without violation of this Agreement by The Client, or b) is rightfully received from a third entity having no obligation to The Client to keep such information confidential and without violation of this Agreement. In reciprocal, The Client agrees to hold confidential all trade secrets of and proprietary methods employed by The Consultant in fulfillment of the services it renders pursuant to this Agreement that are designated as trade secrets or proprietary methods by The Consultant in writing to The Client.

6. Indemnification. The Client agrees to indemnify and hold harmless The Consultant against any losses, claims, damages, liabilities and/or expenses (including any legal or other expenses reasonably incurred in investigating or defending any action or claim in respect thereof) to which The Consultant is willing and capable of providing services on a “Best Efforts” basis. Payment by the Client to the Consultant is irrevocable and irreversible.

7. Conflict of Interest. The Consultant shall be free to perform services for other persons not engaged in the businesses in which The Client is engaged. The Consultant will notify The Client prior to performing consulting services for any other client that could conflict with The Consultant’s obligations under this Agreement

8. Term. Refer to Schedule A.

9. Payment of Services. Refer to Schedule B.

(1)

10. Severability. In the event any part of this agreement shall be held to be invalid by any competent court or arbitration panel, this agreement shall be interpreted as if only that part is invalid and that the parties to this agreement will continue to execute the rest of this agreement to the best of their abilities unless both parties mutually consent to the dissolution of this agreement.

12.	Representations and Warranties. Each party hereby represents, warrants and covenants to the other that it is an entity validly existing pursuant to the laws of the state in which it is organized and has the full power and authority to carry out the terms of this Agreement. The person signing this Agreement is duly authorized to so execute the same and this Agreement will be valid and binding on such party in accordance with its terms. The execution, delivery and performance of this Agreement will not violate any other agreement or instrument to which such party is a party.

13.	Governing Law. This Agreement shall be interpreted accordance with laws of the State of California.

14.              Entire Agreement. This Agreement and attached schedules constitute the entire contract of the parties with respect to the matters addressed herein and no modifications of this Agreement shall be enforceable unless in writing signed by both The Consultant and The Client. This agreement is not assignable by either party without the consent of the other.

(2)

In witness whereof The Consultant and The Client have caused this Agreement to be executed on the above mentioned date.

Daniel Najor,

Authorized person x______________________ Title______________ Date________

800 Commerce Inc.

B. Michael Friedman

Authorized person x_____________________ Title ______________ Date_________

(3)

Schedule A

Term of Commitment

(A) This Agreement shall be for a term of twelve (12) months unless earlier terminated as provided herein. The Consultant shall receive additional fees on a pre-approved basis in writing by the Client for any additional services not covered in this Agreement including travel and administrative expenses not covered by this Agreement. Consultant will work with the Client on a non-exclusive basis.

The Consultant shall commence providing the following services when it receives the payment as outlined in Schedule B

(4)

Schedule B

Payment for Services

1.	Five Hundred Thousand (500,000) restricted common shares with piggy back registration rights to be registered in the 800 Commerce Inc. S-1 within thirty (30) days of execution of this Agreement. Shares shall be non-refundable and be considered payment for twelve months business development services paid in advance. Additionally, five (5%) override on all residual income for life of contracts from business development deals executed on behalf of 800 Commerce Inc. and its’ subsidiaries by Consultant, as determined within individual agreements with the Company. Consultant shall receive a $5,000 retainer fee payable with five (5) days of the execution of this agreement and an additional $5,000 retainer fee for the month of June.